                                              Filed Pursuant to Rule 424(b)(5)
                                              Registration No. 333-43197
PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated January 23, 1998)



                               2,487,982 SHARES
          (as adjusted to reflect a one-for-five reverse stock split effected on February 26, 1998)

                                 CONNECT, INC.

                                  COMMON STOCK
                     ______________________________________

     The information contained herein supplements and updates information contained in the Prospectus dated January 23, 1998 (the "Prospectus") relating to the exchange of $9,744,250 in principal amount of outstanding Convertible Notes for an aggregate of 4,905,209 shares of Series A Preferred Stock (the "Exchange"). The shares of Common Stock offered hereby, which formerly were issuable to the Selling Stockholders upon conversion of the Notes, will be the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

     In addition, effective as of the close of business on February 26, 1998, the Company effected a one-for-five reverse split of its Common Stock. The information contained herein should be considered in conjunction with, and is qualified in its entirety by, the information contained in the Prospectus, which provides a more complete description of the Exchange, the Company and other considerations.

     No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by CONNECT, Inc. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of CONNECT, Inc. since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                     ______________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
              SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                     ______________________________________



          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 27, 1998
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                              RECENT DEVELOPMENTS


     Effective as of the close of business on February 26, 1998, the Company effected a one-for-five reverse split of its Common Stock (the "Reverse Split"). Except as otherwise provided in this Prospectus Supplement, all of the share and per share amounts are adjusted to reflect the Reverse Split; however, the share and per share amounts set forth in the Prospectus do not give effect to the Reverse Split.

     On February 26, 1998, CONNECT, Inc., a Delaware corporation (the "Company"), completed the exchange of $9,744,250 in principal amount of outstanding Convertible Notes for 4,905,209 shares of Series A Preferred Stock (the "Exchange"). Prior to the Exchange, $575,750 in principal amount of Convertible Notes were converted into 249,005 shares of Common Stock. The Exchange was effected to allow the Company to comply with the net tangible asset requirements applicable to companies with Common Stock listed on the Nasdaq National Market. Specifically, the NASDAQ National Market requires as a condition to continued listing that a company maintain $4 million of net tangible assets. As a result of the Exchange, the Company estimates that its net tangible assets as of February 26, 1998 exceed $6 million.

     Further information relating to the Exchange and the Reverse Split is contained in the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 27, 1998, which report is incorporated herein by reference.